Exhibit 99.1

PRESS RELEASE

CSG Systems International Enters Into

$50 Million Accelerated Share Repurchase Agreement

ENGLEWOOD, Colo. (March 3, 2015) — CSG Systems International, Inc. (NASDAQ: CSGS), a global provider of interactive transaction-driven solutions and services, today announced that it has entered into an accelerated share repurchase agreement (ASR) with a financial institution to repurchase $50 million of the Company’s common stock under the Company’s previously announced share repurchase plan.

For more details regarding the terms of the ASR, please refer to the company’s 8-K filed today.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, DISH, France Telecom, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 30 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

For further information:

Liz Bauer

Investor Relations

CSG International

(303) 804-4065

Liz.bauer@csgi.com